Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 18, 2010	web: www.buckle.com

Contact:                 Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME AND
ANNOUNCES A $2.50 PER SHARE SPECIAL ONE-TIME CASH DIVIDEND

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended October 30, 2010 was $34.4 million, or $0.75 per share ($0.73 per share on a diluted basis).

The Buckle, Inc. also announced today that at a meeting of the Board of Directors, held on November 17, 2010, the Board authorized a $2.50 per share special one-time cash dividend to be paid to shareholders of record at the close of business on December 3, 2010, with a payment date of December 21, 2010.

Net sales for the 13-week fiscal quarter ended October 30, 2010 increased 5.2 percent to $243.3 million from net sales of $231.2 million for the prior year 13-week fiscal quarter ended October 31, 2009.  Comparable store net sales for the 13-week period ended October 30, 2010 increased 0.5 percent from comparable store net sales for the prior year 13-week period ended October 31, 2009.  Online sales (which are not included in comparable store sales) increased 20.8 percent to $15.1 million for the 13-week period ended October 30, 2010, compared to the 13-week period ended October 31, 2009.

Net sales for the 39-week fiscal period ended October 30, 2010 increased 3.7 percent to $646.8 million from net sales of $623.8 million for the prior year 39-week fiscal period ended October 31, 2009.  Comparable store net sales year-to-date for the 39-week period ended October 30, 2010 decreased 1.0 percent from comparable store net sales for the 39-week period ended October 31, 2009.  Online sales (which are not included in comparable store sales) increased 20.4 percent to $41.2 million for the 39-week period ended October 30, 2010, compared to the 39-week period ended October 31, 2009.

Net income for the third quarter of fiscal 2010 was $34.4 million, or $0.75 per share ($0.73 per share on a diluted basis), compared with $33.3 million, or $0.73 per share ($0.71 per share on a diluted basis) for the third quarter of fiscal 2009.

Net income for the 39-week fiscal period ended October 30, 2010 was $85.2 million, or $1.85 per share ($1.81 per share on a diluted basis), compared with $85.2 million, or $1.87 per share ($1.83 per share on a diluted basis) for the 39-week fiscal period ended October 31, 2009.

Management will hold a conference call at 10:00 a.m. EST today to discuss results for the quarter.  To participate in the call, please call (800) 230-1059 and reference the conference code 177298.  A replay of the call will be available for a two–week period beginning November 18, 2010 at 12:00 p.m. EST by calling (800) 475–6701 and entering the conference code 177298.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 422 retail stores in 41 states.   As of the end of the fiscal quarter, it operated 421 stores in 41 states compared with 404 stores in 41 states at the end of the third quarter of fiscal 2009.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995;  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control.  Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009

SALES, Net of returns and allowances	$243,346	$231,238	$646,782	$623,841

COST OF SALES (Including buying,
distribution, and occupancy costs)	137,404	129,121	372,001	352,743

Gross profit	105,942	102,117	274,781	271,098

OPERATING EXPENSES:
Selling	44,063	43,017	120,550	118,121
General and administrative	7,530	7,427	21,169	21,452
	51,593	50,444	141,719	139,573

INCOME FROM OPERATIONS	54,349	51,673	133,062	131,525

OTHER INCOME, Net	470	1,192	2,869	3,651

INCOME BEFORE INCOME TAXES	54,819	52,865	135,931	135,176

PROVISION FOR INCOME TAXES	20,448	19,560	50,703	50,015

NET INCOME	$34,371	$33,305	$85,228	$85,161

EARNINGS PER SHARE:
Basic	$0.75	$0.73	$1.85	$1.87

Diluted	$0.73	$0.71	$1.81	$1.83

Basic weighted average shares	46,068	45,709	46,095	45,626
Diluted weighted average shares	46,916	46,719	46,989	46,621

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	October 30,	January 30,	October 31,
ASSETS	2010	2010 (1)	2009

CURRENT ASSETS:
Cash and cash equivalents	$139,180	$135,340	$73,995
Short-term investments	25,302	22,687	19,620
Receivables	4,609	6,911	4,993
Inventory	111,235	88,187	118,213
Prepaid expenses and other assets	14,202	11,684	20,820
Total current assets	294,528	264,809	237,641

PROPERTY AND EQUIPMENT:	341,512	305,974	292,904
Less accumulated depreciation and amortization	(170,177)	(159,392)	(157,905)
	171,335	146,582	134,999

LONG-TERM INVESTMENTS	71,212	72,770	73,553
OTHER ASSETS	6,503	4,742	4,945

	$543,578	$488,903	$451,138

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$35,891	$24,364	$36,597
Accrued employee compensation	26,082	41,463	30,142
Accrued store operating expenses	10,326	8,866	9,757
Gift certificates redeemable	9,160	13,507	7,079
Income taxes payable	4,997	3,830	7,696
Total current liabilities	86,456	92,030	91,271

DEFERRED COMPENSATION	7,439	5,957	5,961
DEFERRED RENT LIABILITY	37,533	36,657	35,680
Total liabilities	131,428	134,644	132,912

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value;
issued and outstanding; 46,601,528 shares at October 30, 2010, 46,381,263
shares at January 30, 2010, and 46,294,580 shares at October 31, 2009	466	464	463
Additional paid-in capital	79,387	78,837	75,969
Retained earnings	332,964	275,751	242,885
Accumulated other comprehensive loss	(667)	(793)	(1,091)
Total stockholders’ equity	412,150	354,259	318,226

	$543,578	$488,903	$451,138

(1) Derived from audited financial statements.